SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Settlement Agreement”), dated the 18st day of June, 2010, is entered into by and between DENNIS MICHAEL NOURI, REZA ERIC NOURI, HENRY NOURI, and RONNA LOPRETE NOURI (collectively, the “Nouris”) on the one hand, and SMART ONLINE, INC. (the “Company”), on the other hand (the Nouris, together with the Company, the “Parties”).

RECITALS

A.           Dennis Michael Nouri and Reza Eric Nouri are defendants in a criminal action pending in the United States District Court for the Southern District of New York, captioned United States v. Dennis Michael Nouri, et al., Case No. 07 Mag 1257 (the “Criminal Action”).

B.            The Nouris and the Company are defendants in that certain class action pending in the United States District Court for the Middle District of North Carolina (the “District Court”), captioned Goodwin v. Smart Online, Inc., et al., Civ. No. 07-CIV-00785-WO-PTS (the “Class Action”).

C.            Dennis Michael Nouri is a former officer and Reza Eric Nouri is a former employee of the Company and they have asserted claims in the Court of Chancery of the State of Delaware for advancement of expenses incurred by them in connection with their defense of the Criminal Action and the Class Action, Nouri v. Smart Online, Inc., C.A. No. 4632-CC. In that proceeding, the Nouris have obtained a judgment against the Company in the amount of $826,798.13, plus future incurred expenses, now certified to be at least an additional $1,384,329 (the “Delaware Judgment”) and are currently involved in motion practice against the Company in the Delaware Chancery Court for the purpose of enforcing such judgment (the “Pending Action”).

D.            Henry Nouri and Ronna Loprete Nouri are former employees of the Company and have asserted claims against the Company for indemnification and reimbursement of expenses incurred in connection with the defense of the Class Action.

E.            The Parties desire to resolve all issues relating to claims for advancement and indemnification by the Nouris against the Company, payments by the Company in connection with such claims, and claims by the Company for reimbursement of advances paid on behalf of the Nouris, and such other matters as shall be set forth herein (the “Settlement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.            Payment. Subject to the terms hereof and conditions set forth herein, the Company shall pay to the Nouris a total of up to ONE MILLION FOUR HUNDRED THOUSAND UNITED STATES OF AMERICA DOLLARS (US$1,400,000) as set forth below:

a.         Within ten (10) days of the Effective Date, as defined below, the Company shall pay to the Nouris FIVE HUNDRED THOUSAND UNITED STATES OF AMERICA DOLLARS (US$500,000) by wire transfer pursuant to the wire instructions set forth on Exhibit A for the trust account of Baker & McKenzie LLP, which shall receive all payments under this Agreement by agreement of the Nouris.

b.         Subject to the terms and conditions set forth herein, commencing on the sixtieth (60th) day following the Effective Date (such 60th day, referred to as the “Payment Date”), and thereafter, on each monthly anniversary of the Payment Date for the following eleven (11) consecutive months, the Company shall make a payment of SEVENTY FIVE THOUSAND UNITED STATES OF AMERICA DOLLARS

(US$75,000) (each of such twelve payments, a “Monthly Payment”), as follows:

i.	The first ten (10) Monthly Payments shall be paid by the Company to the Nouris by wire transfer pursuant to the wire instructions set forth on Exhibit A.

ii.
The last two Monthly Payments (also referred to as the “Escrow Payments”) shall be delivered by the Company by wire transfer pursuant to the wire instructions set forth on Exhibit A to an escrow account maintained by Baker & McKenzie LLP (the “Escrow Agent”) at the time such Escrow Payments are due, to be held by the Escrow Agent in trust to be released as follows:

I.	to the Company, in the event the pending appeal of the conviction of Dennis Michael Nouri and Reza Eric Nouri in the Criminal Action (the “Appeal”) is discontinued, settled or dismissed;

II.
to the Nouris or their designees as they may have agreed, in the event the Appeal is finally adjudicated, and the aggregate fees and expenses actually incurred by Dennis Michael Nouri and Reza Eric Nouri to pursue the Appeal (the “Appeal Expenses”) equal or exceed $300,000; or

III.	to the Company, in the event of a final adjudication of the Appeal, and the Appeal Expenses are less than $150,000; or

IV.
to both the Company and to the Nouris or their designees as they may have agreed, in the event the Appeal is finally adjudicated and Appeal Expenses are between $150,000 and $300,000, in which case the Nouris or their designees as they may have agreed shall receive escrow amounts equal to the extent to which the Appeal Expenses exceed $150,000 and the Company will receive the remainder;

Example: If the Appeal is finally adjudicated, and Appeal Expenses are $225,000, then the amount to be paid to the Nouris or their designees as they may have agreed will be $75,000 and the amount to be paid to the Company will be $75,000.

Notwithstanding the foregoing, in the event the Appeal is discontinued, dismissed or settled whatsoever prior to the date any Escrow Payment would otherwise be due pursuant to this Section 1 (b)(ii), the Company shall not be obligated to deliver such Escrow Payment to the Escrow Agent or pay such amount to the Nouris.

c.         In the event the Appeal is discontinued, settled or dismissed, prior to the payment of the Ninth Monthly Payment, the Company’s obligations to make Monthly Payments to the Nouris in accordance with Section 1(b) hereof shall equal the sum of (i) the first eight (8) Monthly Payments (i.e., $600,000), plus (ii) the actual amount of the Appeal Expenses subject to a cap of $150,000. If those Appeal Expenses equal or are less than $75,000 they shall all be paid on the date that the Ninth Monthly Payment would have been due. If those Appeal Expenses are in excess of $75,000, then $75,000 will be paid on the Ninth Monthly Payment date and the remainder on the Tenth Monthly Payment date.

d.        In the event the Appeal is discontinued, settled or dismissed, after payment of the Ninth Monthly Payment but prior to the Tenth Monthly Payment, and the Appeal Expenses are less than $75,000 the Nouris will be obligated to repay the Company the difference between the Appeal Expenses and $75,000. If the Appeal Expenses are greater than $75,000 then the Company shall pay the Nouris on the Tenth Monthly Payment date that actual amount of Appeal Expenses, subject to a cap of $75,000.

e.         In the event the Company has made the Ninth and Tenth Monthly Payments pursuant to Section I.b.i at the time that Appeal is discontinued, settled or dismissed, and the actual Appeal Expenses at that time are less than $150,000, the Nouris shall promptly repay to the Company the difference between the actual Appeal Expenses and $150,000.

f.         Notwithstanding anything contained herein to the contrary, in the event of a final adjudication of the Appeal, if the Appeal Expenses equal an amount less than $150,000, the Nouris shall promptly repay to the Company the difference between the actual Appeal Expenses and $150,000

g.        The Nouris shall submit to the Company true and correct copies of all statements itemizing and describing the Appeal Expenses promptly upon request by the Company. Appeal Expenses shall include fees of both experts and appellate counsel which are incurred in preparation of the Appeal although incurred during the sentencing process prior to the filing of the Appeal

2.            Conditions to Performance. This Settlement Agreement and the Parties’ obligations hereunder are contingent upon the occurrence of the two events listed below in subparagraphs a. and b. The Settlement Agreement shall take effect on the date (the “Effective Date”) of the later to occur, of the following:

a.         The date of preliminary judicial approval of a settlement agreement executed by the Nouris, the Company and the lead plaintiff on behalf of herself and members of the settlement class in the Class Action (the “Lead Plaintiff”); provided, however, that such Class Action Settlement agreement shall provide for the following:

i.            the contribution by Henry Nouri of twenty five thousand (25,000) registered shares of the common stock of the Company, par value $.001 per share, to a settlement fund established pursuant to the Class Action Settlement;

ii.           the contribution by the Company of ONE HUNDRED THOUSAND UNITED STATES OF AMERICA DOLLARS (US$100,000) to the settlement fund;

iii.          full release of the Nouris from claims by the Class Action Plaintiffs in the Class Action;

iv.          Shall be substantially in the form of the Class Action Settlement agreement attached hereto as Exhibit B.

b.         American International Group, Inc. (“AIG”) shall have released any and all claims against either the Company or the Nouris in connection with payments made under National Union Fire Insurance Co. of Pittsburgh, Pa. Policy No. 490-62-05.

The Parties agree that only a non-occurrence of one or both of these events will prevent this Settlement Agreement, and the promises contained herein, from becoming a fully binding agreement between the Parties. Additionally, upon execution of this Agreement. the Nouris agree not to take further steps to enforce their judgment against the Company for at least 75 days. In the event the Effective Date does not occur within 75 days of execution because AIG refuses to release any claims as contemplated above, or the Class Action Settlement is not preliminarily approved by the District Court, the Nouris agree not to take further steps to enforce their judgment against the Company for an additional 30 days during which the Parties shall negotiate in good faith a revised settlement agreement.

3.	Mutual Releases and Extinguishment of Claims.

a.         Effective on the Effective Date, except for those obligations, liabilities, covenants, warranties and representations of the Nouris under this Settlement Agreement, the Company, for itself and each of its present and past subsidiaries, parents, affiliates, shareholders, members, partners, officers, directors, representatives, insurers, agents, attorneys and employees and spouses of any such persons, and the assigns and successors in interest of any of the foregoing entities and individuals, including, without limitation, the heirs, executors and estates of any of the foregoing (together with the Company, collectively, the “Company Entities”) does hereby remise, release and forever discharge the Nouris and each of their present and past affiliates, representatives, insurers, agents, attorneys, insurers and spouses, and the assigns and successors in interest of any of the foregoing entities and individuals, including, without limitation, the heirs, executors and estates of any of the foregoing (together with the Nouris, collectively, the “Nouri Entities”), from any and all manner of actions, causes of action, suits, debts, sums of money, contracts, controversies, agreements, promises, damages, judgments, executions, claims, counterclaims, liabilities, demands and obligations, in law or in equity, whether asserted now or in the future, directly or indirectly by way of defense of set-off or recoupment, or whether based on any theory of indemnification, contribution, equitable apportionment or reimbursement of any kind, whether known or unknown, foreseen or unforeseen, fixed or contingent, of any nature whatsoever, against any of the Nouri Entities, which the Company ever had, now has or hereafter can, shall, mayor could have for, upon or by reason of any act, omission, matter, cause or thing whatsoever from the beginning of time to the Effective Date hereof, including, but not limited to,

i)           any claims, suits, causes of action or injury in any way whatsoever directly or indirectly relating to costs, expenses, attorneys’ fees, or settlement amounts of the Nouris paid by the Company or its insurers related to the Class Action, the Criminal Action, or any other action,

ii)           any claims, suits, causes of action or injury in any way whatsoever directly or indirectly relating to any events which occurred prior to the date hereof or relating to the Nouris’ employment or relationship with the Company, or otherwise pursuant to the By-Laws of the Company or any agreement between the Company and any of the Nouris or the Nouri Entities;

b.         Effective on the Effective Date, except for those obligations, liabilities, covenants, warranties, and representations of the Company under this Settlement Agreement, each of the Nouris, for himself or herself and on behalf of the Nouri Entities, does hereby remise, release and forever discharge the Company Entities from any and all manner of actions, cause of action, suits, debts, sums of money, contracts, controversies, agreements, promises, damages, judgments, executions, claims, counterclaims, liabilities, demands and obligations; in law or in equity, whether asserted now or in the future, directly or indirectly by way of defense of set-off or recoupment, or whether based on any theory of indemnification, contribution, equitable apportionment or reimbursement of any kind, whether known or unknown, foreseen or unforeseen, fixed or contingent, of any nature whatsoever, against any of the Company Entities, which the Nouris ever had, now have or hereafter can, shall, mayor could have for, upon or by reason of any act, omission, matter, cause or thing whatsoever from the beginning of time to the date of this Settlement Agreement, including, but not limited to, the Delaware Judgment, the Pending Action, claims for indemnification or reimbursement for costs and expenses, including without limitation, attorney’s fees, related to the Class Action, the Criminal Action, any actions or claims which may arise in the future relating to any events which occurred prior to the date hereof or relating to their employment or relationship with the Company, or otherwise pursuant to the By-Laws of the Company or any agreement between the Company and any of the Nouris or the Nouri Entities (the “Released Claims”).

c.            Each of the Nouris agrees, and confirms on his or her behalf and on behalf of each of the Nouri Entities, that all rights to advancement, indemnification, or reimbursement of costs and expenses now existing or hereafter arising, whether by contract, common law, or pursuant to the Company’s By-Laws, with respect to the Criminal Action, the Class Action, or any other action or claim which may be asserted in the future, whether in contract or in tort, known or unknown, foreseen or unforeseen, relating to any event arising prior to the date hereof, are waived and forever extinguished. The Company agrees that any and all past, present or future rights to, claims of, or causes of action for reimbursement, repayment, or recovery of amounts paid to, or on behalf of, the Nouris, whether pursuant to contract, common .law, or the Company’s By-Laws, with respect to the Criminal Action, the Class Action, or any other action or claim are waived and forever extinguished.

d.            Upon execution of this Agreement, all persons and entities whose claims are being released, shall be deemed to have, and shall have, expressly waived, and relinquished, to the fullest extent permitted by law, the provisions, rights and benefits of § 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS, WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

In addition, all other persons and entities whose claims are being released, also shall be deemed to have, and shall have, waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common laws, or the law of any jurisdiction outside the United States, which is similar, comparable or equivalent to § 1542 of the California Civil Code. The Parties acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this Agreement, but that it is their intention to fully, finally and forever settle and release all known and unknown claims, as set forth herein.

4.            Stipulation of Dismissal. Simultaneously herewith, the attorneys for the Parties are executing a Stipulation of Dismissal with Prejudice dismissing the Pending Action, which shall be held by the attorneys for the Company in escrow. Such Stipulation shall be filed with the court in the Pending Action upon receipt of the initial $500,000 payment described in paragraph 1.

5.             Provisions of General Application.

a.         The execution of this Settlement Agreement shall not constitute an admission any Party hereto of any liability or wrongdoing of any type, kind or nature.

b.         The Parties hereby represent and warrant and covenant and agree that, on or before the Effective Date of this Agreement, he, she, it or they has not and shall transferred to any third party any claim or any right or obligation any of them may have under the Agreement. This Agreement and any rights or obligations hereunder shall not be assignable by any Party without prior written consent of the other Parties to this Agreement. This Settlement Agreement shall be binding upon, and shall inure to the benefit of, the respective successors and permitted assigns of the Parties hereto.

c.         This Settlement Agreement contains the entire understanding between the Parties and their counsel, and supersedes and extinguishes any and all prior agreements, understandings, promises, warranties and representations by any Party to any other Party with respect to the subject matter set forth herein, except as otherwise expressly provided in this Settlement Agreement. No covenants, representations or undertakings with respect to this settlement exist other than those expressly set forth in this Settlement Agreement.

d.         This Settlement Agreement may not be altered, amended, or modified except in a writing executed by all Parties hereto. No waiver of this Settlement Agreement or any other promises, obligations, terms or conditions hereof shall be valid unless it is written and signed by a duly authorized officer of the Party against whom the waiver is sought to be enforced.

e.         Each Party acknowledges that it has been represented by counsel of its own choosing with respect to the drafting and execution of this Settlement Agreement, and that counsel had an opportunity to review this Settlement Agreement before execution by the Party. Each Party acknowledges that it fully understands and has reviewed the terms of this Settlement Agreement, finds the terms unambiguous, entered into this Settlement Agreement freely and voluntarily, and acknowledges that this Settlement Agreement affords adequate consideration to each of them. It is the intent of the Parties that, in the event of a dispute arising in connection with this Settlement Agreement, the Parties shall be considered joint authors and no language, wording or provision of this Settlement Agreement shall be construed against any of the other parties because of the identity of the drafter.

f.         If any provision of this Settlement Agreement is deemed by a court of competent jurisdiction to be invalid, in whole or in part, such determination shall not affect the validity of the other provisions of this Settlement Agreement.

g.         This Settlement Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of law principles. The Parties agree that any action by the either of the Parties arising out of this Settlement Agreement shall be brought exclusively in the Delaware Court of Chancery.

h.         Any notices given in connection with this Settlement Agreement will be deemed given at the time of receipt if sent by a letter sent by first class mail, or by nationally recognized overnight mail carrier, postage prepaid to each of the following addresses:

If to the Nouris:

Henry Nouri
106 Zapata Way
Chapel Hill, North Carolina 27517

With copy to:

Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph Drive
Chicago, IL 60601
Attn: Matthew Allison

If to the Company:

Smart Online, Inc.
4505 Emperor Blvd., Ste. 320
Durham, NC 27703
Attn: President

With copies to:

Cohen Tauber Spievack & Wagner, P.C.
420 Lexington Ave., Suite 2400
New York, NY 10170
Attn: Jerry Cohen

i.             This Settlement Agreement may be executed in counterparts by facsimile or other electronic signature, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same Settlement Agreement.

J.             Each Party hereto and the representative signing on behalf of each Party, hereby warrants and represents that they are authorized to enter into this Settlement Agreement and bind the Parties to the terms of this Settlement Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement and Mutual Release on the date first written above.

SMART ONLINE, INC.

By:	/s/ Dror Zoreff
Name:	Dror Zoreff
Title:	Interim President & CEO

DENNIS MICHAEL NOURI,
REZA ERIC NOURI,
HENRY NOURI,
RONNA LOPRETE NOURI

By:	/s/ Henry Nouri
Name:	Henry Nouri
Title:	Agent for the Nouris

By:	/s/ Matthew Allison
Name:	Matthew Allison
Title:	Attorney

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT AND MUTUAL RELEASE]

EXHIBIT A

Wire Instructions

SAN FRANCISCO/PALO ALTO BAKER & MCKENZIE LLP
GENERAL TRUST ACCOUNT WIRE TRANSFER INFORMATION
Citibank Private Banking
One Sansome St., 24th Flr
San Francisco, CA 94104
Acc’t Number: 200002350
ABA Number: 32117118-4
Ref: Nouri

EXHIBITB

STIPULATION AND AGREEMENT OF PARTIAL CLASS SETTLEMENT

UNITED STATES DISTRICT COURT

MIDDLE DISTRICT OF NORTH CAROLINA

MARY JANE BEAUREGARD, On Behalf of Herself and All Others Similarly Situated

Lead Plaintiff,

vs.	Civ. No. 07-CV-00785-WO-PTS

SMART ONLINE, INC., et al.

Defendants.

STIPULATION AND AGREEMENT OF PARTIAL CLASS SETTLEMENT

This Stipulation and Agreement of Settlement, dated as of June 18, 2010, is made and entered into pursuant to Rule 23 of the Federal Rules of Civil Procedure and contains the terms of a settlement by and among Lead Plaintiff1on behalf of herself and Members of the Settlement Class and the Settling Defendants, through their respective counsel. This Stipulation is intended by the Settling Parties to fully, finally, and forever resolve, discharge, and settle the Released Claims against the Released Parties, upon and subject to the terms and conditions hereof and subject to the approval by the Court.

I.	THE CLASS ACTION

On or after September 7, 2007, a class action, Gooden v. Smart Online, Inc., et al., Civ. No. 07-CV-00785-WO-PTS (the “Action”), was filed in this Court on October 18, 2007 as a class action alleging on behalf of purchasers of Smart Online securities during a defined period of time violations of the federal securities laws. The suit seeks relief on behalf of a class consisting of all persons who purchased or otherwise acquired the publicly traded securities of Smart Online, Inc. (“Smart Online” or the “Company”) during the Class Period and who were damaged thereby. The class action seeks remedies under Section 10(b) of the Securities Exchange Act of 1934, 15 U.S.C. §78j, and Securities & Exchange Commission Rule 10b-5, 17 C.F.R. §240.10b-5, thereunder arising out of the Defendants’ alleged misconduct.

By Order dated June 24, 2008, the Court appointed Mary Jane Beauregard as Lead Plaintiff and approved her selection of Kahn Swick & Foti LLC2 and Brower Piven, a Professional Corporation as Lead Counsel for the Class and S. Ranchor Harris, III as Liaison Counsel for the Class.

1 Capitalized terms are defined herein below at § 1.
2 At the time of the appointment Kahn Swick & Foti LLC was known as Kahn Gauthier Swick, LLC.

The operative complaint in the Action is the Corrected Class Action Complaint filed September 18, 2008 and captioned Beauregard v. Smart Online, Inc., et al.

II.	SETTLING DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

The Settling Defendants have denied and continue to deny each and all of the claims and contentions alleged by Lead Plaintiff. The Settling Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them or any of them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action. The Settling Defendants also have denied and continue to deny, inter alia, the allegations that Lead Plaintiff or Settlement Class Members have suffered damage, that the prices of Smart Online securities were artificially inflated by reason of alleged manipulation, misrepresentations, non-disclosures or otherwise, or that Lead Plaintiff or the Settlement Class Members were harmed by any of the conduct alleged in the Action.

Nonetheless, the Settling Defendants have concluded that further conduct of the Action would be protracted, expensive, and distracting and that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Settling Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like the instant Action. The Settling Defendants have therefore determined that it is desirable that the Action be settled in the manner and upon the terms and conditions set forth in this Stipulation.

Neither this Stipulation nor any document referred to herein nor any action taken to carry out this Stipulation is, may be construed as or may be used as an admission by or against the Settling Defendants, or any of them, of any fault, wrongdoing or liability whatsoever. Entering into or carrying out this Stipulation (or the Exhibits hereto) and any negotiations or proceedings related hereto shall not in any event be construed as, or be deemed to be evidence of, an admission or concession with regard to Lead Plaintiff’s claims or contrary to the Settling Defendants’ denials and defenses, and shall not be offered by any of the Settling Parties or Settlement Class Members or received in evidence in any action or proceeding in any court, administrative agency, or other tribunal for any purpose whatsoever other than to enforce the provisions of this Stipulation (and the Exhibits hereto) or the provisions of any related agreement or release, or in any subsequent action against or by the Settling Defendants to support a defense of res judicata, collateral estoppel, release, or other theory of claim or issue preclusion or similar defense.

III.	CLAIMS OF LEAD PLAINTIFF AND BENEFITS OF SETTLEMENT

Lead Plaintiff believes that the claims asserted in the Action have merit. However, Lead Plaintiff recognizes and acknowledges the expense and length of continued proceedings which would be necessary to prosecute the Action against the Defendants through trial and appeal. Lead Plaintiff has also taken into account the uncertain outcome and the risk of any litigation, especially in complex matters such as the Action, as well as the difficulties and delays inherent in such litigation. Lead Plaintiff is also mindful of the inherent problems of proof of, and possible defenses to, the violations asserted in the Action. Lead Plaintiff believes that the Settlement set forth in this Stipulation confers substantial immediate benefits upon and is in the best interest of the Settlement Class.

IV.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by Lead Plaintiff (for herself and Settlement Class Members), and the Settling Defendants, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court, the Action, and the Released Claims, shall be finally and fully compromised, settled and released, and the Action shall be dismissed with prejudice, upon and subject to the terms and conditions of the Stipulation, as follows.

1.	Definitions

As used in the Stipulation the following terms have the meanings specified below:

1.1           “Action” means Beauregard v. Smart Online, Inc., et al., Civ. No. 07-00785-WO-PTS, pending in the United States District Court for the Middle District of North Carolina;

1.2           “Assignment Agreement” means the Agreement for Assignment of Claims entered between Smart Online and Lead Plaintiff, pursuant to which Smart Online assigns its claims against Sherb & Co., Jesup & Lamont, Serrano, Lustig, Martin, and Doolan to Lead Plaintiff for the benefit of the Settlement Class;

1.3           “Authorized Claimant” means any Settlement Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation;

1.4           “Bar Order” means the provisions in the Judgments providing that certain claims, as provided for in 15 U.S.C. §78u-4(f)(7) and under state and federal law and as set forth in ¶4.3, are permanently and forever barred;

1.5           “Claimant” means any Class Member who submits a Proof of Claim and Release in such form and manner, and within such time, as the Court shall prescribe;

1.6           “Claims Administrator” means a claims administration firm to be selected by Lead Plaintiffs’ Counsel;

1.7           “Class Fee and Expense Application” means an application for distributions from the Class Settlement Fund for: (a) an award of attorneys’ fees; (b) plus reimbursement of expenses incurred in connection with prosecuting the Class Action; (c) reimbursement of time and expenses incurred in administering the Settlement; (d) plus any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid) as may be awarded by the Court; and (e) reimbursement of the time and expenses of Lead Plaintiff in prosecuting the Action;

1.8           “Class Fee and Expense Award” means Lead Plaintiff’s attorneys’ fees and expenses with interest thereon, if and to the extent allowed by the Court;

1.9           “Class Notice and Administration Fund,” means the fund established for the payment of costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class, identifying and locating Settlement Class Members, assisting with the filing of claims, administering and distributing the Net Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any, pursuant to ¶2.16 below.

1.10         “Class Period” means the period from May 2, 2005 to September 28, 2007, inclusive;

1.11          “Class Settlement Fund” means the total settlement consideration, consisting of the principal amount of $462,500 in cash, plus any interest earned thereon, and the Smart Online Settlement Stock. The Class Settlement Fund will be paid pursuant to ¶5.1-5.2 below;

1.12         “Complaint” means the Corrected Class Action Complaint filed September 18, 2008 and captioned Beauregard v. Smart Online, Inc., et al.;

1.13         “Court” means the United States District Court for the Middle District of North Carolina;

1.14         “Defendants” means Smart Online and the Individual Defendants;

1.15         “Escrow Agent” means Brower Piven or its successor in interest;

1.16         “Effective Date” means the first date by which all of the events and conditions specified in ¶7.1 of the Stipulation have been met and have occurred;

1.17         “Excluded Defendants” means Serrano, Martin, Doolan, Lustig, Jesup & Lamont and Sherb & Co., LLP;

1.18         “Final” means the date when the last of the following has occurred with respect to the Judgment: (a) the date of final affirmance on an appeal of the Judgment, the expiration of the time for a petition for or a denial of a writ of certiorari to review the Judgment and, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (b) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on certiorari to review the Judgment; or (c) if no appeal is filed, the expiration date of the applicable time for the filing or noticing of any appeal from the Judgment. Any proceeding or order, or any appeal or petition for a writ of certiorari, pertaining solely to any Plan of Allocation and/or application for or award of attorneys’ fees or expenses, shall not in any way delay or preclude the Judgment from becoming Final;

1.19         “Individual Defendants” means Nicholas A. Sinigaglia (“Sinigaglia”), Scott Whitaker (“Whitaker”), David E.Y. Sarna (“Sarna”), Dennis Michael Nouri, Reza Eric Nouri, Henry Nouri, Ronna Nouri (called “Ronna Loprete” in the Complaint), Frank C. Coll (“Coll”), C. James Meese, Jr. (“Meese”), Philippe Pouponnot (“Pouponnot”), Shlomo Elia (“Elia”), Jeffrey W. Lerose (“Lerose”), Thomas P. Furr (“Furr”), Sherb & Co., LLP (“Sherb & Co.”), Ruben Serrano (“Serrano”), Alan Lustig (“Lustig”), Anthony Martin (“Martin”), James Doolan (“Doolan”), Maxim Group, LLC (“Maxim Group”), and Jesup & Lamont Securities Corp.(“Jesup & Lamont”);

1.20         “Judgment” means the final judgment to be rendered by the Court in the Action, substantially in the form attached hereto as Exhibit B;

1.21         “Lead Plaintiff” means Mary Jane Beauregard;

1.22         “Lead Plaintiff’s Counsel” means David A.P. Brower, Brower Piven, 488 Madison Avenue, 8th Floor, New York, NY 10022 (“Brower Piven”); Lewis S. Kahn, Kahn Swick & Foti, LLC, 650 Poydras Street, Suite 2150, New Orleans, LA  70130 (“KSF”);.

1.23         “Net Settlement Fund” means the balance of the Class Settlement Fund after payment of the items set forth in ¶5.1(a)-5.1(d).

1.24         “Notice” means the settlement notice, substantially in the form of Exhibit A-1 attached hereto.

1.25         “Nouri Defendants” means Dennis Michael Nouri, Henry Nouri, Ronna Nouri, and Reza Eric Nouri;

1.26         “Person” means an individual, corporation, limited liability corporation, professional corporation, limited liability partnership, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees;

1.27         “Plan of Allocation” means a plan or formula of allocation (to be described in the publication for the benefit of Class Members) of the Settlement Fund whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the Settlement, Taxes and Tax Expenses and such attorneys’ fees, expenses and interest and amounts to Lead Plaintiff as may be awarded by the Court. Any Plan of Allocation is not part of the Stipulation and Defendants shall have no responsibility or liability with respect thereto;

1.28         “Preliminary Approval Order” means the order, substantially in the form of Exhibit A attached hereto, requesting, inter alia, the preliminary approval of the Settlement set forth in the Stipulation, and approval for the publication of the Notice;

1.29         “Released Claims” means all claims, including Unknown Claims, demands, rights, liabilities and causes of action, arising out of, relating to, or in connection with, the purchase or acquisition of Smart Online securities during the Class Period and the matters alleged or that could have been alleged in the Action, or which arise from or relate to the allegations in the Complaint, or that have been or could have been asserted in the Action against the Released Parties, as well as any claims in connection with the institution, prosecution or settlement of the Action. It is the express intent of the parties that claims against the Excluded Defendants are not being released by this Stipulation;

1.30         “Released Parties” means the Settling Defendants or their past or present subsidiaries, parents, successors and predecessors, officers, directors, shareholders, agents, employees, attorneys, advisors, and investment advisors, auditors, accountants and any person, firm, trust, corporation, officer, director or other individual or entity in which any Settling Defendant has a controlling interest or which is related to or affiliated with any Settling Defendant, and the legal representatives, heirs, successors in interest or assigns of such Settling Defendant.  “Released Parties” expressly does not include Sherb & Co., Jesup & Lamont, Serrano, Lustig, Martin, and/or Doolan.

1.31         “Settlement” means the settlement between Lead Plaintiff, on behalf of herself and Members of the Settlement Class, and the Settling Defendants on the terms contained in the Stipulation and its Exhibits.

1.32         “Settlement Class” means all Persons who purchased or otherwise acquired publicly traded securities of Smart Online between May 2, 2005 through September 28, 2007, inclusive.  Excluded from the Settlement Class are (a) the Individual Defendants, officers, directors, and employees during the Class Period of Smart Online, Maxim Group, Sherb & Co., and Jesup & Lamont; (b) the immediate family, legal representatives, heirs, and assigns, of any excluded Person; and (c) any entity in which any excluded Person has or had a controlling interest.  Also excluded from the Settlement Class are those Persons who timely and validly request exclusion from the Settlement Class pursuant to the Notice of Pendency and Settlement of Class Action to be sent to Settlement Class Members;

1.33         “Settlement Class Member” or “Member of the Settlement Class” means a Person who falls within the definition of the Settlement Class set forth above;

1.34         “Settlement Hearing” means a hearing held by the Court to consider and determine whether an order approving the Settlement as fair, reasonable and adequate and Final Judgment should be entered thereon dismissing the Action with prejudice;

1.35         “Settling Defendants” means Smart Online and collectively the following Defendants:  Maxim Group, the Nouri Defendants, Sinigaglia, Whitaker, Sarna, Coll, Elia, Meese, Pouponnot, Lerose, and Furr;

1.36         “Settling Parties” means, collectively, each of the Settling Defendants and Lead Plaintiff on behalf of herself and the Members of the Settlement Class;

1.37         “Smart Online” means Smart Online, Inc. and/or their past or present subsidiaries, parents, successors and predecessors, officers, directors, shareholders, agents, employees, attorneys, advisors, and investment advisors but expressly does not include the Excluded Defendants;

1.38         “Smart Online Settlement Stock” means the number of shares of Smart Online common stock that will be issued and delivered in accordance with ¶2.1 hereof;

1.39         “Stipulation” means this Stipulation and Agreement of Settlement, dated as of June 18, 2010.

1.40          “Supplemental Agreement” means the separate agreement executed between Lead Plaintiff’s Counsel and counsel for the Settling Defendants setting forth an option for Smart Online to terminate the Settlement in the event that Settlement Class Members who purchased or otherwise acquired more than a certain number of Smart Online shares during the Class Period choose to exclude themselves from the Settlement Class and a procedure for Lead Plaintiffs’ Counsel to sell any Smart Online Settlement Stock pursuant to ¶ 2.7;

1.41         “Taxes” means taxes arising with respect to the income earned by the cash portion of the Class Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Defendants or their respective counsel with respect to any income earned by the cash portion of the Class Settlement Fund for any period during which the cash portion of the Class Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes;

1.42         “Tax Expenses” means expenses and costs incurred in connection with the operation and implementation of ¶2.18 of the Stipulation (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing, or failing to file, the returns described in ¶2.18);

1.43         “Unknown Claims” means any Released Claims which Lead Plaintiff and each Settlement Class Member, respectively, does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, which, if known by him, her or it, might have affected his, her or its settlement with, and release of, the Released  Parties, or might have affected his, her or its decision not to object to this Settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Lead Plaintiff and Settling Defendants, shall be deemed to have, and by operation of the Judgments shall have, waived the provisions, rights and benefits of California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Lead Plaintiff and Settling Defendants, shall be deemed to have, and by operation of the Judgments shall have, waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542. Lead Plaintiff and Defendants may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the Released  Claims, but Lead Plaintiff and Settling Defendants, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, respectively, known or unknown, suspected or unsuspected, contingent or non-contingent, accrued or unaccrued, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. Lead Plaintiff, Settlement Class Members, and Settling Defendants shall be deemed by operation of the Judgment to have acknowledged that the foregoing waivers were separately bargained for and are key elements of the Settlement of which this release is a part.

2.	The Settlement

a.	Smart Online Settlement Stock

2.1           The Smart Online Settlement Stock will consist of one million, five hundred thousand (1,500,000) freely tradeable shares of Smart Online common stock. The number of shares constituting the Smart Online Settlement Stock will be adjusted to account for stock splits, reverse stock splits and other similar action taken by Smart Online before distribution to the Settlement Class Members. If Smart Online is sold, is acquired, or merges prior to distribution of the Smart Online Settlement Stock to the Settlement Class Members, the shares will be treated for purposes of any corporate transaction as if they had been issued, distributed, and outstanding, and will receive the same proportionate treatment as other shares of Smart Online common stock.

2.2           The Smart Online Settlement Stock shall be contributed to the Settlement Fund as follows: (1) Smart Online will issue and distribute one million, four hundred, and seventy-five thousand (1,475,000) shares of Smart Online common stock to Lead Plaintiff’s Counsel pursuant to instructions provided by Lead Plaintiff’s Counsel within ten (10) business days after the Court enters the Judgment; (2) Henry Nouri will transfer twenty-five thousand (25,000) shares of Smart Online Common stock to Lead Plaintiff’s Counsel pursuant to instructions provided by Lead Plaintiff’s Counsel within ten (10) business days after the Court enters the Judgment.

2.3           There will be two distributions of the Smart Online Settlement Stock from the Settlement Fund: (1) the distribution made as part of any awards by the Court pursuant to the Class Fee and Expenses Application to Lead Plaintiff’s Counsel and (2) the distribution to Authorized Claimants following claims administration.  Until distribution to Settlement Class Members, Class Lead Counsel agrees to vote the shares of Smart Online Settlement Stock in the same proportion as those voted by the shares that are not Smart Online Settlement Stock and that are eligible to vote on any matter presented to shareholders for such a vote and, if requested by Smart Online, to enter into a voting trust agreement so providing. Lead Plaintiff’s Counsel and Smart Online shall use best efforts to enable the Smart Online Settlement Stock to be issued by electronic distribution.

2.4           No fractional shares of Smart Online Settlement Stock will be issued. The calculation of the number of shares to be distributed will be rounded up or down to the nearest whole share.

2.5           The Smart Online Settlement Stock shall be registered or exempt from the registration requirements of the Securities Act of 1933 under Section 3(a)(10) of the Securities Act of 1933. The Smart Online Settlement Stock shall be freely tradable, shall not constitute “restricted securities” under the Securities Act of 1933 and may be sold or transferred by recipients thereof who are not affiliates of Smart Online (as that term is defined in Rule 144 of the Securities Act of 1933) or recipients deemed to be underwriters under the Securities Act of 1933 without registration under Section 5 of the Securities Act of 1933 or compliance with Rule 144.

2.6           Smart Online agrees to request an exemption for the Smart Online Settlement Stock from the registration requirements of the securities laws of those states where an Authorized Claimant resides and that do not have a self-executing exemption for securities issued with court approval in connection with the compromise of a claim. In the event that Smart Online’s request is denied by one or more such states, Lead Plaintiff’s Counsel shall sell, in accordance with ¶ 2.7 of the Stipulation, the Smart Online Settlement Stock that is allocated to that Authorized Claimant under the Plan of Allocation and distribute the cash proceeds instead. Lead Plaintiff’s Counsel shall have no liability for any sale, liquidation, transfer or other disposition of the Smart Online Settlement Stock pursuant to this section absent gross negligence or willful misconduct.

2.7           Upon receipt of the Smart Online Settlement Stock, Lead Plaintiff’s Counsel will have the right to take any measures they deem appropriate to protect the overall value of the Smart Online Settlement Stock prior to distribution to Authorized Claimants including, but not limited to, sales of all or part of the Smart Online Settlement Stock into the market or in a private sale transaction. Lead Plaintiff’s Counsel shall also have the right to use the cash component of the Class Settlement Fund to protect the overall value of the Class Settlement Fund.

2.8           To the extent that Lead Plaintiff’s Counsel decides to sell any Smart Online Settlement Stock pursuant to ¶ 2.7, it shall do so in accordance with the Supplemental Agreement.  Smart Online agrees to indemnify, up to a limit of $2500.00, Lead Plaintiffs’ Counsel or the Claims Administrator for fees, expenses, or costs it may incur, if any, in complying with the reporting requirements of section 13 of the Securities Exchange Act of 1934, 15 U.S.C. § 78m, and Regulation 13D-G thereunder, if any, as a result of the contribution of the Smart Online Settlement Stock to the Settlement Fund pursuant to ¶ 2.2.

b.	Cash Contribution

2.9           The amount of Three Hundred and Fifty Thousand Dollars ($350,000) in cash shall be paid by Smart Online into an interest bearing account designated by Class Lead Counsel in installments of Seventy Five Thousand Dollars ($75,000) to be paid within ten (10) business days of the date of execution of this Stipulation and additional installments of One Hundred Thousand Dollars ($100,000), One Hundred Thousand ($100,000) and Seventy Five Thousand Dollars ($75,000) to be paid on the 90th, 180th, and 270th day anniversary of the execution of this Stipulation respectively or such sooner periods at Smart Online’s option until the full amount of Three Hundred and Fifty Thousand Dollars ($350,000) has been paid.

2.10         The amount of One Hundred and Twelve Thousand and Five Hundred ($112,500) in cash shall be paid by Maxim Group into an interest bearing account designated by Lead Plaintiff’s Counsel within twenty (20) business days of the date of execution of this Stipulation.

2.11         The Settling Parties agree that the financial institution designated by Lead Plaintiff’s Counsel is acceptable to them.

c.	Assignment of Claims

2.12         On and as of March 26, 2010, and subject to the terms and conditions of the Assignment Agreement, Smart Online hereby irrevocably sells, transfers, conveys and assigns to the Lead Plaintiff for the benefit of the Settlement Class, all right, title, and interest in any and all claims Smart Online may have under federal or state law against Serrano, Lustig, Martin, Doolan, Jesup & Lamont and/or Sherb & Co.  Smart Online shall receive no payment or remuneration with respect to any recovery that may result from the assertion, litigation, arbitration, settlement or trial of the assigned claims.

d.	The Escrow Agent

2.13         Upon receipt, the Escrow Agent shall invest any cash portion of the Class Settlement Fund in instruments backed by the full faith and credit of the United States Government or insured by the United States Government or an agency thereof and shall reinvest the proceeds of those instruments as they mature in similar instruments at their then current market rates.

2.14         The Escrow Agent shall not disburse the Class Settlement Fund except as provided in the Stipulation, by an order of the Court, or with the written agreement of counsel for Lead Plaintiff, Smart Online, and Settling Defendants.

2.15         Subject to further order and/or direction as may be made by the Court, the Escrow Agent is authorized to execute such transactions as are consistent with the terms of the Stipulation.

2.16         All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court and shall remain subject to the jurisdiction of the Court.

2.17         The Escrow Agent shall establish the Class Notice and Administration Fund and deposit One Hundred and Fifty Thousand Dollars ($150,000) from the cash portion of the Settlement Fund into it.  The Class Notice and Administration Fund shall be used to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class, identifying and locating Settlement Class Members, assisting with the filing of claims, administering and distributing the Net Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any.  The Class Notice and Administration Fund shall also be invested and earn interest as provided for in ¶2.13 of this Stipulation.  Any portion of the Class Notice and Administration Fund remaining after payment of the aforesaid costs and expenses shall revert to the Settlement Fund and become part of the Net Settlement Fund.

e.	Taxes, Tax Expenses and Related Matters

2.18         The Settling Parties and the Escrow Agent agree to treat the cash portion of the Class Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §§1.468B-1 through 1.468B-5. In addition, the Escrow Agent shall timely make such elections as are necessary or advisable to carry out the provisions of this ¶2.18, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date.  Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filings to occur.

2.19         For the purpose of §468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the cash portion of the Class Settlement Fund (including without limitation the returns described in Treas. Reg. §1.468B-2(k)(l)). Such returns (as well as the election described in ¶2.18) shall be consistent with this ¶2.19 and in all events shall reflect that all Taxes (including any estimated Taxes, interest or penalties) on the income earned by the cash portion of the Class Settlement Fund shall be paid out of the cash portion of the Class Settlement Fund as provided in ¶2.19(a) hereof.

(a)           All (i) Taxes (including any estimated Taxes, interest or penalties), and (ii) Tax Expenses shall be paid out of the cash portion of the Class Settlement Fund; in all events the Defendants and their respective counsel shall not have any liability or responsibility for any Taxes or any Tax Expenses or the filing of any tax returns or other documents with the Internal Revenue Service or any other state or local taxing authority. The Escrow Agent shall indemnify and hold harmless the Defendants, and their respective counsel for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Class Settlement Fund and shall be timely paid by the Escrow Agent out of the Class Settlement Fund without prior order from the Court. The Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such Taxes and Tax Expenses including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(1)(2)); neither the Defendants nor their respective counsel are responsible to pay such Taxes and Tax Expenses, nor shall they have any liability or responsibility therefor. The Settling Parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶2.19.

(b)           For the purpose of this ¶2.19, references to the Class Settlement Fund shall include both the cash portion of the Class Settlement Fund, if any, and the Class Notice and Administration Fund and shall also include any interest thereon.

f.	Termination of Settlement

2.20         In the event that the Effective Date does not occur or the Settlement is not approved or is terminated for any reason, the Settlement Fund shall be refunded as described in ¶7.4 below.

3.	Preliminary Approval, Preliminary Approval Orders and Settlement Hearing

3.1           Promptly after execution of this Stipulation by all parties hereto, the Settling Parties shall submit the Stipulation together with its Exhibits to the Court.  After filing the Stipulation, the Settling Parties shall apply for entry of the Preliminary Approval Order requesting, inter alia, the preliminary approval of the Settlement set forth in the Stipulation, and approval for the publication of the Notice, which shall include the general terms of the Settlement set forth in the Stipulation, and, as applicable, the Plan of Allocation, the general terms of the Class Fee and Expense Application as defined in ¶6.1 below, and the date of the Settlement Hearing as defined below.  Lead Plaintiff’s Counsel shall be responsible for overseeing the notice provided to the Settlement Class.

3.2           The Settling Parties shall request that after the Notice is disseminated, the Court hold  the Settlement Hearing to consider and determine whether an order approving the Settlement as fair, reasonable and adequate and Final Judgment should be entered thereon dismissing the Action with prejudice.  At or after the Settlement Hearing, Lead Plaintiff’s Counsel also will request that the Court approve the Plan of Allocation and Lead Plaintiff’s Counsel will request that the Court approve their proposed application for an award of attorneys’ fees and expenses.

4.	Releases and Bar Orders

4.1         Upon the Effective Date, Lead Plaintiff and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment entered in the Action shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against the Released Parties, whether or not such Settlement Class Member executes and delivers a proof of claim and release.

4.2         Upon the Effective Date, each of the Released Parties shall be deemed to have, and by operation of the Judgment entered in the Action, shall have, fully, finally, and forever released, relinquished and discharged each and all of the Settlement Class Members and Lead Plaintiff and their counsel from all claims, including Unknown Claims, arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims.

4.3         The Judgment in the Action will contain a Bar Order as required by section 21D(f)(7) of the Securities Exchange Act of 1934, 15 U.S.C. §78u-4(f)(7) and shall be as broad as permitted by state or federal law, and shall permanently and forever bar from filing, instituting, prosecuting, or maintaining, directly or indirectly, in any capacity, any claims for contribution or any other claim asserted against any Settling Defendant, whether based in tort, contract, or any other theory, arising from, based upon, or related to any fact or circumstance involved in the Action or in any pleading or any other paper filed therein, or the subject matters of the Action, whether such claim be legal or equitable, known or unknown, foreseen or unforeseen, matured or unmatured, accrued or unaccrued, or asserted under state, federal, or common law.

4.4         Upon the Effective Date, in consideration for the sum of ten dollars ($10) and for other good consideration received, Smart Online shall be deemed to have, and by operation of the Judgment entered in the Action, shall have, fully, finally, and forever released, relinquished and discharged Maxim Group and its counsel from all Released Claims, including Unknown Claims.

4.5         Upon the Effective Date, in consideration for the sum of ten dollars ($10) and for other good consideration received, Maxim Group shall be deemed to have, and by operation of the Judgment entered in the Action, shall have, fully, finally, and forever released, relinquished and discharged Smart Online and its counsel from all Released Claims, including Unknown Claims.

4.6         Pending the Court’s determination of whether the Settlement should be approved and applied in the Action, all proceedings and all further activity between the Settling Parties regarding or directed towards the Action, and save for those activities and proceedings relating to this Stipulation and the Settlement and the continued prosecution of Action against the Excluded Defendants, shall be stayed.

4.7         Pending the Court’s determination of whether the Settlement should be approved, neither Lead Plaintiff, nor any of the Settling Class Members shall commence, maintain or prosecute against the Settling Defendants, any action or proceeding in any court or tribunal asserting any of the Released Claims.

5.	Administration and Calculation of Claims, Final Awards and Supervision and Distribution of the Class Settlement Fund

5.1         The Claims Administrator, subject to such supervision and direction of the Court and/or Lead Plaintiff’s Counsel as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Settlement Class Members and shall oversee distribution of the Net Settlement Fund (defined below) to Authorized Claimants.  The Class Settlement Fund shall be applied as follows:

(a)           to pay all the costs and expenses reasonably and actually incurred in connection with providing notice, identifying and locating Settlement Class Members, assisting with the filing of claims, administering and distributing the Class Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any, to the extent these costs and expenses are not paid by the Class Notice and Administration Fund;

(b)           to pay the Taxes and Tax Expenses described in ¶¶2.18 and 2.19 above;

(c)           to pay to Lead Plaintiff’s attorneys’ fees and expenses with interest thereon (the “Class Fee and Expense Award”), if and to the extent allowed by the Court;

(d)           to reimburse the time and expenses of Lead Plaintiff in the Action, if and to the extent allowed by the Court; and

(e)           subject to the provisions of ¶5.2(c) below, to distribute the Net Settlement Fund to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court.

5.2         Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:

(a)           Within one hundred and twenty (120) days after the dissemination of notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in the form of Exhibit A-2 attached hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

(b)           Except as otherwise ordered by the Court, all Settlement Class Members who fail to timely submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, and all Settlement Class Members whose claims are not approved by the Court (in the event the same are rejected in whole or in part by the Claims Administrator and the Court resolves the dispute involved) shall be forever barred from receiving any payment pursuant to this Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of this Stipulation, the releases contained herein, and the Judgments and be enjoined and barred from bringing any action against any of the Settling Defendants asserting any of the Released Claims.

(c)           The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Class Notice and approved by the Court.  However, if there is any balance remaining in the Net Settlement Fund after six (6) months from the date of distribution of such Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), to the extent Lead Plaintiff’s Counsel determines it is economically feasible such balance shall be reallocated among and distributed to Authorized Claimants in an equitable and economic fashion.  Thereafter, any remaining balance should be donated to an appropriate 501(c)(3) non-profit organization(s) to be selected by Lead Plaintiff’s Counsel.

5.3         The Plan of Allocation shall be proposed by Lead Plaintiff’s Counsel, and the Settling Defendants shall take no position with respect to the proposed Plan of Allocation or such plan as may be approved by the Court except as provided in this paragraph.  Lead Plaintiff’s Counsel and the Settling Defendants agree that in the interests of preserving value for the Settlement Class, the Plan of Allocation shall provide that, to the extent shares of Smart Online Settlement Stock are to be distributed to Settlement Class Members, the Smart Online Settlement Stock shall be distributed to the Authorized Claimants in amounts and over time periods determined by Lead Plaintiff’s Counsel to be in the best interests of the Settlement Class as a whole. Lead Plaintiff’s Counsel agrees to consult in good faith with Smart Online regarding any plan for distributing shares of Smart Online Settlement Stock to Authorized Claimants.

5.4         No Person shall have any claim against Lead Plaintiff, Lead Plaintiff’s Counsel, any claims administrator, any agent designated by Settling Defendants, Defendants’ Counsel, or their respective counsel, based on the investment or distributions made substantially in accordance with this Stipulation and the Settlement contained herein, the Plan of Allocation, or further orders of the Court.

5.5         It is understood and agreed by the Settling Parties that the proposed Plan of Allocation including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Judgment approving the Stipulation and the Settlement set forth therein, or any other orders entered pursuant to the Stipulation.

6.	Lead Plaintiff’s Counsel’s Attorneys’ Fees and Reimbursement of Expenses and Reimbursement of Lead Plaintiffs

6.1         Lead Plaintiff’s Counsel may submit one or more Class Fee and Expense Applications for distributions from the Class Settlement Fund for: (a) an award of attorneys’ fees; (b) plus reimbursement of expenses incurred in connection with prosecuting the Class Action; (c) plus any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid) as may be awarded by the Court; (d) reimbursement of the time and expenses of Lead Plaintiff in prosecuting the Action; and (e) reimbursement of Lead Plaintiff’s Counsel’d fees and expenses in administering the Settlement. Lead Plaintiff’s Counsel reserve the right to make additional applications for fees and expenses incurred.  Settling Defendants will take no position with respect to the Class Fee and Expense Application and such matters are not the subject of any agreement between the Settling Parties other than the terms set forth in the Stipulation.

6.2         The Class Fee and Expense Award shall be transferred to Lead Plaintiff’s Counsel from the Class Settlement Fund as Ordered, immediately after the Court executes a written Order awarding such fees and expenses, notwithstanding the existence of any timely filed objections thereto, or potential appeal therefrom, subject to the obligation of each counsel to make appropriate repayments to the Class Settlement Fund as more particularly set forth below in ¶6.3.  Lead Plaintiff’s Counsel shall allocate the attorneys’ fees amongst counsel in the Class Action in a manner in which Lead Plaintiff’s Counsel in good faith believe reflects the respective contributions of such counsel to the prosecution and settlement of the Action.

6.3         In the event that the Effective Date does not occur, or the order making the Class Fee and Expense Award is reversed or modified, or the Stipulation is terminated for any reason, and in the event that the Class Fee and Expense Award has been paid to any extent, then any of Lead Plaintiffs’ counsel who have received a payment shall, within five (5) business days from Lead Plaintiff’s Counsel receiving notice from Settling Defendants’ Counsel or from a court of appropriate jurisdiction, refund to the Class Settlement Fund the fees and expenses previously paid to them from the Class Settlement Fund, plus interest thereon at the same rate as earned by the Class Settlement Fund, in an amount consistent with such reversal or modification. In the event shares of Smart Online Settlement Stock are distributed to Class Lead Counsel as part of any Class Fee and Expense Award and Class Lead Counsel sells some or all of those shares before termination of the Settlement, to fulfill their return obligation herein, Lead Plaintiff’s Counsel shall, at Lead Plaintiff’s Counsel’s option, return the actual cash amounts they received in exchange for the sale of such shares sold (less brokerage commissions, taxes or transaction costs actually paid) irrespective of the then current market price of Smart Online shares and any shares they still hold as unsold, or return an equal number of shares as they were awarded by the Court. The return obligation set forth in this paragraph is the obligation of all Lead Plaintiff’s counsel who receive a payment in the Action.  Each such Lead Plaintiff’s counsel’s law firm, as a condition of receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this subparagraph. Without limitation, each such law firm and its partners and/or shareholders agree that the Court may, upon application of Settling Defendants on notice to Lead Plaintiff’s Counsel, summarily issue orders, including, but not limited to, judgments and attachment orders, and may make appropriate findings of or sanctions for contempt, against them or any of them should such law firm fail timely to repay fees, expenses and interest pursuant to this ¶6.3 of this Stipulation.

6.4         The procedure for and the allowance or disallowance by the Court of any applications by Lead Plaintiff’s counsel for attorneys’ fees and expenses to be paid out of the Class Settlement Fund are not part of the Settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and any order or proceeding relating either to the Class Fee and Expense Application or the  Fee and Expenses, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment in the Action.

6.5         The Settling Defendants shall have no responsibility for, and no liability whatsoever with respect to, the allocation among counsel for any Lead Plaintiff in the Action, and/or any other Person who may assert some claim thereto, of any fee and expense award that the Court may make in the Action.

7.	Conditions of Settlement, Effect of Disapproval, Cancellation or Termination

7.1         This Stipulation, the Settlement and the Effective Date shall be conditioned on the occurrence of all of the following events:

(a)           Smart Online, Henry Nouri, and Maxim Group shall have paid or caused to be paid the consideration making up the Class Settlement Fund as required by ¶¶2.1 to 2.10 above;

(b)           Smart Online shall have signed and delivered to Lead Plaintiff’s Counsel the Assignment Agreement;

(c)           The Board of Directors of Smart Online will have reviewed and approved the Stipulation;

(d)           The Court has entered the Preliminary Approval Order, as required by ¶3.1, above;

(e)           Smart Online has not exercised its option to terminate the Stipulation pursuant to ¶7.2 hereof;

(f)           The Court has entered the Judgment in the Class Action in substantially the form of Exhibit B attached hereto, respectively; and

(g)           the Judgment has become Final.

7.2         Smart Online shall have the option to terminate the Settlement in the event that Settlement Class Members who purchased or otherwise acquired more than a certain number of Smart Online shares during the Class Period choose to exclude themselves from the Settlement Class, as set forth in the Supplemental Agreement.  The Supplemental Agreement will not be filed with the Court unless and until a dispute arises between the Class Lead Plaintiffs and Class Settling Defendants concerning its interpretation or application.

7.3         Smart Online and Lead Plaintiff shall each have the right to terminate the settlement if the Settlement is not approved by the Court within eight (8) months following the Settlement Hearing.  In the event either Party wishes to terminate the Settlement on this ground, the terminating Party may do so by providing written notice of such termination to the other Party and such termination, if not withdrawn, shall be effective ten (10) business days thereafter.

7.4         In the event the Settlement is not approved or the Stipulation shall terminate or shall not become effective for any reason, within ten (10) business days after written notification of such event is sent by counsel for the Settling Defendants or Lead Plaintiff’s Counsel to the Escrow Agent, the Smart Online Settlement Stock, together with any proceeds from the sale or other disposition of Smart Online Settlement Stock pursuant to ¶2.7, shall be returned to Smart Online and Henry Nouri in proportion to their respective contributions to the Settlement Fund as set forth in ¶¶ 2.2 hereto and the cash component of the Settlement Fund (including accrued interest), plus any amount then remaining in the Class Notice and Administration Fund (including accrued interest), less expenses and costs which have either been disbursed pursuant to ¶¶ 2.17 to 2.19 hereto, or are chargeable to the Class Notice and Administration Fund shall be refunded by the Escrow Agent to Smart Online and Maxim Group in proportion to their respective cash contributions to the Settlement Fund as set forth in ¶¶ 2.9 to 2.10 hereto. Under no circumstances shall Lead Plaintiff or Lead Plaintiff’s Counsel be responsible for, or required to reimburse or return any amounts disbursed or incurred for notice to Settlement Class Members or administration of the Settlement whether such amounts are disbursed from the Class Notice and Administration Fund or the Class Fee and Expenses Award. At the request of counsel for Settling Defendants, the Escrow Agent or its designee shall apply for any tax refund owed to the Class Settlement Fund and pay the proceeds, after deduction of any reasonable fees or expenses incurred in connection with such application(s) for refund to Smart Online and Maxim Group in proportion to the respective contributions to the Settlement Fund as set forth in ¶¶ 2.2 to 2.10 hereto.

7.5         In the event that the Stipulation or Settlement is not approved by the Court or the Settlement set forth in the Stipulation is terminated for any reason, the Settling Parties shall be restored to their respective positions in the Action as the date of this Stipulation, and all negotiations, proceedings, documents prepared and statements made in connection herewith shall be without prejudice to the Settling Parties, shall not be deemed or construed to be an admission by any Settling Party of any act, matter or proposition and shall not be used in any manner or for any purpose in any subsequent proceeding in the Action or in any other action or proceeding.  In such event, the terms and provisions of the Stipulation, with the exception of ¶¶1.1-1.43, 2.11-2.20, 7.1-7.8 and 8.4 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Action or in any other proceeding for any purpose, and any Judgments or orders entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.  The Settling Parties agree that in the event that the Stipulation or Settlement is not approved by the Court or the Settlement set forth in the Stipulation is terminated for any reason, neither Lead Plaintiff nor any of the Settling Class Members shall commence, maintain or prosecute any of the Released Claims against the Settling Defendants, in any court or tribunal for a period of sixty (60) days and, during this sixty (60) day period, the Settling Parties shall engage in good faith negotiations to reach a new resolution of all outstanding issues between them, including the Released Claims.

7.6         If the Effective Date does not occur, or if the Stipulation is terminated for any reason, neither Lead Plaintiff nor any of Lead Plaintiff’s Counsel shall have any obligation to repay any amounts actually and properly disbursed from or chargeable for notice to Settlement Class Members or administration of the Settlement. In the event the amounts remaining at the time of such termination are insufficient to pay the cost of notice to the Settlement Class Members and administration of the Settlement properly incurred, Lead Plaintiff’s Counsel shall pay such amounts from the Class Fee and Expense Award prior to the return of the balance of the Class Fee and Expense Award as provided in paragraph 6.3 above. In addition, any expenses already incurred and properly chargeable to the Class Notice and Administration Fund pursuant to ¶2.17 hereof at the time of such termination or cancellation but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded.

7.7         Maxim Group shall have the option to exclude itself from the Settlement in the event that Settlement Class Members who purchased or otherwise acquired more than a certain number of Smart Online shares during the Class Period choose to exclude themselves from the Settlement Class, as set forth in the Supplemental Agreement. Maxim Group shall be entitled to exercise its option to withdraw from the settlement only if Maxim Group provides lead Plaintiffs’ Counsel and Smart Online with written notice of its withdrawal from the settlement and files that notice with the Court within four (4) days prior to the Settlement Hearing.  In the event that Maxim Group opts to exclude itself from the Settlement:

(a)           Maxim Group and Lead Plaintiff shall be restored to their respective positions in the Action as the date of this Stipulation, and all negotiations, proceedings, documents prepared and statements made in connection herewith shall be without prejudice to them, shall not be deemed or construed to be an admission by either Maxim Group or Lead Plaintiff of any act, matter or proposition and shall not be used in any manner or for any purpose in any subsequent proceeding in the Action or in any other action or proceeding.

(b)           Any cash contribution of Maxim Group to the Settlement Fund pursuant to ¶ 2.10 shall be refunded by the Escrow Agent to MaximGroup, less Maxim Group’s proportionate amount of any administrative costs and expenses already incurred pursuant to ¶ 5.1(a) at the time that Maxim Group gives notice to exclude itself from the Settlement pursuant to ¶ 7.7.

(c)           There shall be no effect on the other Settling Defendants or their respective obligations under the Stipulation and the releases given and the Judgments entered in favor of other Settling Defendants shall remain in full force and effect.

7.8         The Settling Parties agree that, with respect to any Settling Defendant, in the event of a final order of a court of competent jurisdiction, not subject to any further proceedings, determining the transfer of the Class Settlement Fund, or any portion thereof, by or on behalf of such Settling Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction under Title  11 of the United States Code (Bankruptcy) or applicable state law and any portion thereof is required to be refunded and such amount is not promptly deposited in the Class Settlement Fund by any other Defendant, then, at the election of Lead Plaintiff’s Counsel, as to such Class Settling Defendant, the releases given and the Judgments entered in favor of such Settling Defendant pursuant to the Stipulation shall be null and void.  The releases given and the Judgments entered in favor of other Settling Defendants shall remain in full force and effect.

8.	Miscellaneous Provisions

8.1         The Settling Parties:  (a) acknowledge that it is their intent to consummate the terms and conditions of this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

8.2         As more fully set forth in the Assignment Agreement, Settling Defendants agree to reasonably cooperate with Lead Plaintiff in the prosecution of her claims (including any assigned claims) against the Excluded Defendants in the Action or other proceedings relating to or arising therefrom including in the case of each of the Settling Defendants except for Maxim Group providing documents and other information reasonably requested by Lead Plaintiff (which shall be treated as part of a joint prosecution undertaking with Lead Plaintiff or otherwise as required to permit Lead Plaintiff access to privileged documents relevant to the assigned claims without waiving privilege as to any third party).

8.3         Each Settling Defendant warrants as to himself, herself or itself that, at the time any of the payments provided for herein are made by or on behalf of himself, herself or itself, the payment will not render him, her or it insolvent. This representation is made by each Settling Defendant as to himself, herself or itself and is not made by any counsel for the Settling Defendants.

8.4         The Settling Parties intend this Settlement to be a final and complete resolution of all disputes among them with respect to the Action, provided, however, that it is the express intent of the Parties to this Stipulation that Excluded Defendants are not Settling Defendants for purposes of this Stipulation and that claims of Lead Plaintiff, Settlement Class Members, and/or Smart Online against the Excluded Defendants are not being released by this Stipulation.  The Settlement compromises claims that are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense.  While the Settling Defendants deny that any wrongdoing or liability to Settlement Class Members with respect to the Action, the Settling Parties agree and the Judgment in the Action will state, that the Action were filed, prosecuted and defended in good faith and in accordance with the applicable law and Federal Rules of Civil Procedure, including Rule 11 of the Federal Rules of Civil Procedure, and are being settled voluntarily after consultation with competent legal counsel.  Smart Online may issue a press release announcing the Settlement, but may not contradict the above language.

8.5         Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claims, or of any wrongdoing or liability of the Settling Defendants; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Settling Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal.  The Settling Defendants may file the Stipulation and/or the Judgment in related litigation as evidence of the Settlement, or in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

8.6         All agreements made and orders entered during the course of the Action relating to the confidentiality of information shall survive this Stipulation.

8.7         All of the Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

8.8         This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

8.9         This Stipulation and the Exhibits attached hereto, and the Supplemental Agreement constitute the entire agreement among the Settling Parties and no representations, warranties or inducements have been made to any party concerning the Stipulation, its Exhibits, or the Supplemental Agreement other than the representations, warranties and covenants contained and memorialized in such documents.  The Stipulation supersedes and replaces any prior or contemporaneous writing, statement or understanding.  Except as otherwise provided herein, each Party shall bear its own costs.

8.10       Counsel for the Settling Parties are expressly authorized by their respective clients to take all appropriate Action required or permitted to be taken pursuant to the Stipulation to effectuate its terms and conditions.

8.11       Each counsel or other Person executing this Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

8.12       The Stipulation may be executed in one or more counterparts.  All executed counterparts including facsimile counterparts and each of them shall be deemed to be one and the same instrument.  A complete set of original executed counterparts shall be filed with the Court by Lead Plaintiff’s Counsel.

8.13       This Stipulation shall be binding upon, and inure to the benefit of, the Settling Parties and their respective successors, assigns, heirs, spouses, marital communities, executors, administrators and legal representatives.

8.14       Without affecting the finality of the Judgment entered in accordance with this Stipulation, the Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation and Judgment, and the Settling Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation and Judgment.

8.15       This Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, entered into, and to be wholly performed, in the State of North Carolina, and the rights and obligations of the Settling Parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of North Carolina without giving effect to that State’s choice of law principles.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated as of June 18, 2010.

AKIN GUMP STRAUSS HAUER & FELD LLP NICHOLAS I. PORRITT.

NICHOLAS I. PORRITT

1333 New Hampshire Avenue, NW Washington, DC 20036 Telephone: (202) 887-4000 Facsimile: (202) 887-4268

THARRINGTON SMITH LLP F. HILL ALLEN 209 Fayetteville Street P.O. Box 1151 Raleigh, NC 27602 Telephone: (919) 821-4711 Facsimile: (919) 829-1583

Attorneys for Smart Online, Inc., Nicholas A. Sinigaglia, Scott Whitaker, Frank C. Coll, C. James Meese, Jr., Philippe Pouponnot, Shlomo Elia, Jeffrey W. Lerose, and Thomas P. Furr

DAVID Y. SARNA
625 N. Forest Drive Teaneck, NJ 07666 Telephone: (201) 357-2084 Facsimile: (201) 905-5628

TROUTMAN SANDERS LLP GARY S. PARSONS

GARY S. PARSONS
434 Fayetteville Street Two Hannover Square, Suite 1900 Raleigh, NC 27601 Telephone: (919) 835-4107 Facsimile: (919) 829-8715

TROUTMAN SANDERS LLP ELLIOT COHEN 405 Lexington Avenue New York, NY 10174-0700 Telephone: (212) 704-6000 Facsimile: (212) 704-6288

Attorneys for Maxim Group, LLC

BAKER & MCKENZIE LLP MATTHEW ALLISON

MATTHEW ALLISON
One Prudential Plaza 130 East Randolph Drive Chicago, IL 60601 Telephone: (312) 861-8000 Facsimile: (312) 861-2899

Attorneys for Dennis Michael Nouri, Reza Eric Nouri, Henry Nouri, and Ronna Nouri

BROWER PIVEN A PROFESSIONAL CORPORATION DAVID A. P. BROWER

DAVID A.P. BROWER
488 Madison Avenue, 8th Floor New York, New York 10022 Telephone: (212) 501-9000 Facsimile: (212) 501-0300

KAHN SWICK & FOTI, LLC LEWIS S. KAHN 650 Poydras Street, Suite 2150 New Orleans, Louisiana 70130 Telephone: (504) 455-1400 Facsimile: (504) 455-1498

Counsel for Lead Plaintiff and the Class

CONNORS MORGAN SINOZICH S. RANCHOR HARRIS, III (N.C. State Bar #21022) 609B Eugene Court Greensboro, NC 27401 Telephone: (336) 333-7901 Facsimile: (336) 333-7909

Liaison Counsel